                                  Exhibit 12
                                  ----------

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
        STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (in millions of dollars)


                                                  For the Year  For the Year
                                                      Ended        Ended
                                                  February 28,   February 29,  For the Years Ended February 28,
                                                                              ----------------------------------
                                                      2001          2000         1999         1998       1997
                                                  -----------   -----------   -----------  ---------- ----------
Earnings: (a)
  Income before provision for income taxes        $     162.2   $     129.0   $     104.4  $     79.9 $     79.2
  Add fixed charges                                     116.2         114.0          46.5        35.8       37.0
                                                  -----------   -----------   -----------  ---------- ----------
    Earnings                                      $     278.4   $     243.0   $     150.9  $    115.7 $    116.2
                                                  ===========   ===========   ===========  ========== ==========
Fixed Charges:
  Interest on debt and capitalized leases         $     111.0   $     110.0   $      43.5  $     32.9 $     34.4
  Amortization of direct financing costs                  3.1           2.2           1.9         2.1        2.1
  Amortization of discount on debt                        0.5           0.4           0.4         0.3        0.1
  Interest element of rentals                             1.6           1.4           0.7         0.5        0.4
                                                  -----------   -----------   -----------  ---------- ----------
    Total fixed charges                           $     116.2   $     114.0   $      46.5  $     35.8 $     37.0
                                                  ===========   ===========   ===========  ========== ==========

Ratio of Earnings to Fixed Charges                        2.4           2.1           3.2         3.2        3.1
                                                  ===========   ===========   ===========  ========== ==========


(a) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense which management believes is representative of the interest component of lease expense.